Exhibit 99.1

Volcon ePowersports Reports Second Quarter 2023 Operational and Financial Results

AUSTIN, TX (August 11, 2023) - Volcon Inc. (NASDAQ: VLCN) (“Volcon'' or the “Company”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the second quarter of 2023.

Company Highlights:

●	As of June 30, 2023, we have 142 dealers
●	Taken delivery of our first eight Stag validation units in 2023 that include our custom suspension parts in addition to the GM propulsion components and expect to launch the Stag to dealers in the fourth quarter of 2023
●	Have taken pre-orders for the Stag of more than $115 million of expected revenue if all orders are fulfilled[1]
●	Grunt EVO launch expected in the third quarter of 2023 and Runt LT launch expected in the fourth quarter of 2023

The Company’s US dealer count has remained consistent with the count as of March 31, 2023 (143). The Company has deferred the signing of Canadian dealers until 2024 due to delays in product availability and requirements to homologate all products that will be sold in Canada.

The Company has made significant progress on the development of the Stag and has put thousands of miles of testing on the validation units received thus far. Jordan Davis, CEO notes, “Over the past quarter, we have conducted rigorous testing of the Stag and have learned a lot from the results. We have gone through dozens of testing iterations, having identified the weak points so common in off-road vehicle design, and have improved the safety, reliability, and durability of our parts and sub-assemblies. So much so, that to a great extent many of our components and assemblies are automotive grade, as the power and torque the Stag produces via its electric drivetrain has been too much for standard UTV parts. While testing has delayed the expected third quarter launch of the Stag, we remain confident that deliveries of the Stag will begin in the fourth quarter of 2023.” Pre-orders and interest for the Stag from dealers and consumers continues to be strong and we continued to take waitlist orders from interested dealers and end users alike during the second quarter of 2023.

Our third-party manufacturer has concluded that they will assemble the Grunt EVO, Runt LT and Stag in their facility in Puebla, Mexico, rather than at Electrameccanica Motor Vehicles’ facility in Mesa, Arizona. Davis comments, “Although having final assembly of our products in Mexico is a significant change from our third-party’s original plans, this does not result in a significant increase in cost of these vehicles to our customers. We support the decision our partner made to move production to Mexico, as this provides for additional control of vertically integrated processes, additional manufacturing stability, as well as accretive margin in that we will not be paying another party to use their facility or labor. This also provides distribution efficiency for our Latin American and South American partners.”

Production of the Grunt EVO has started as of date of this press release and we expect delivery of the vehicle to customers in August 2023. We expect that the Runt LT to launch in the fourth quarter of 2023 due to supply chain shortages of certain parts.

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1 Pre-orders are cancelable until they are fulfilled.

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Financial highlights:

	3 Months Ended			Six Months Ended
GAAP	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2023	June 30, 2022
Revenue	$519,300	$1,170,458	$751,621	$1,689,758	$3,552,355
Cost of goods sold	(334,647)	(1,229,981)	(1,862,949)	(1,564,628)	(9,537,042)
Gross Margin	184,653	(59,523)	(1,111,328)	125,130	(5,984,687)

Sales & Marketing	2,380,617	1,789,370	1,751,729	4,169,987	2,660,813
Product Development	1,166,732	1,786,351	1,680,389	2,953,083	4,598,421
General & Administrative	1,568,700	1,890,091	1,637,176	3,458,791	5,324,391
Total Operating Expenses	5,116,049	5,465,812	5,069,294	10,581,861	12,583,625
Loss from Operations	(4,931,396)	(5,525,335)	(6,180,622)	(10,456,731)	(18,568,312)
Other Income (Expense)	(18,096,798)	(1,774,134)	(1,616,791)	(19,870,932)	29,503

Net loss	$(23,028,194)	$(7,299,469)	$(7,797,413)	$(30,327,663)	$(18,538,808)

●	Revenue: The Company’s revenue for the second quarter of 2023 was $0.5 million, a decrease of $0.7 million over the first quarter 2023. The decrease over the first quarter of 2023 was partially due to a decrease in Grunts sold in the second quarter of 2023 (none) compared to the first quarter of 2023 as the Grunt EVO launch was delayed due to part shortages and a decrease in Brats sold in the second quarter of 2023 compared to the first quarter of 2023, primarily due to US dealers and LATAM distributor initial orders being fulfilled in the first quarter of 2023 and reorders did not occur in the second quarter of 2023.

●	Net loss: The Company’s net loss was $23.0 million for the second quarter of 2023 compared to a net loss of $7.3 million for the first quarter of 2023 and $7.8 million for the fourth quarter of 2022. Net loss in the second quarter of 2023 includes a loss on extinguishment convertible notes of $22.3 million for the convertible notes issued in August 2022 for notes issued in May 2023 and an exchange of convertible notes for the August 2022 notes, partially offset by a gain on derivative liabilities of $5.8 million related to adjustable conversion features of convertible notes issued in May 2023 and the exchange of August 2022 convertible notes for convertible notes and the adjustable exercise price of warrants issued with the new notes issued in May 2023 and exchange of the warrants issued with the August 2022 convertible notes as more fully described in the Company’s interim financial statements as of and for the three and six month period ended June 30, 2023. The net loss for the second quarter of 2022 also includes the reversal of warranty expense of approximately $0.5 million due to the expiration of the one-year warranty on the Grunt as warranty claims were substantially lower than the estimated warranty cost initially recorded when Grunts sold. In addition, product development and general and administrative costs were lower in the second quarter of 2023 compared to the first quarter of 2023 due to lower vehicle and part prototype costs and lower legal and professional fee costs and were partially offset by higher marketing costs to promote our vehicles and brand.

●	Adjusted EBITDA: Adjusted EBITDA represents net loss adjusted to add back stock-based compensation, depreciation and amortization expense, interest expense, and for the second quarter of 2023, an adjustment for the loss on extinguishment of convertible notes and the gain on derivative liabilities. The Company’s adjusted EBITDA for the second quarter of 2023 was a loss of $1.3 million compared to a loss of $4.4 million for the first quarter of 2023 and a loss of $5.4 million for the fourth quarter of 2022. See “Non-GAAP Reconciliation” below

For the latest Company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

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About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric powersports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits, but also because of their near silent operation, which allows for a more immersive outdoor experience.

Volcon's 2023 vehicle roadmap includes both motorcycles and UTVs hitting the market in North America. Its first product, the innovative Grunt, has been shipping to customers since late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension and seat will launch in the third quarter of 2023. The launch of the Runt LT, which is a fun-sized version of the groundbreaking Grunt, is better suited for small statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities, is expected to launch in the fourth quarter of 2023. The Brat is Volcon’s first foray into the wildly popular eBike market for both on road and off-road riding and is currently available in dealers across North America and the Company also sells the Brat from its website for delivery directly to US consumers. Volcon is also currently delivering the Volcon Youth Line of dirt bikes for younger riders between the ages of 4 to 11. Volcon recently launched the Stag and entered the rapidly expanding UTV market. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended June 30, 2023, March 31, 2023 and December 31, 2022 and the six months ended June 30 2023 and 2022:

Adjusted EBITDA	3 Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2023	June 30, 2022
Net loss	$(23,028,194)	$(7,299,469)	$(7,797,413)	$(30,327,663)	$(18,538,807)
Share-based compensation expense	1,682,827	1,057,435	616,870	2,740,262	2,199,869
Depreciation and amortization expense	106,625	51,841	188,710	158,466	306,756
Interest expense	3,385,204	1,780,019	1,631,756	5,165,223	9,482
Loss on extinguishment of convertible notes	22,296,988	–	–	22,296,988	–
Gain on change in fair value of derivative liabilities	(5,792,788)	–	–	(5,792,788)	–
Adjusted EBITDA	$(1,349,338)	$(4,410,174)	$(5,360,077)	$(5,759,512)	$(16,022,700)

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Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the pre-orders for the Stag are fulfilled, the launch date of the Grunt EVO, Runt LT and Stag, and the ability of the Company to continue to sign new dealers during 2023. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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